Exhibit 99.1

NYSE American to Suspend Trading in India Globalization Capital and Commence Delisting Proceedings

BETHESDA, MD. October 29, 2018 / India Globalization Capital, Inc. (NYSE American: IGC) announces today that it received a letter from the staff of NYSE Regulation informing the Company that it has determined to commence proceedings to delist the common stock of India Globalization Capital, Inc. from the Exchange. Trading in the Company’s common stock on the NYSE American will be suspended immediately.

NYSE Regulation commenced delisting proceedings against the Company pursuant to Section 1003(c)(i) of the NYSE American Company Guide (the “Company Guide”) which states that where the issuer has substantially discontinued the business that it conducted at the time it was listed or admitted to trading, and has become engaged in ventures or promotions which have not developed to a commercial stage or the success of which is problematical, it shall not be considered an operating company for the purposes of continued trading and listing on the Exchange.

NYSE Regulation also considered Section 1003(f)(iii) because the Company or its management have engaged in operations which, in the opinion of the Exchange, are contrary to the public interest. Section 1009(a) (ii) of the Company Guide states that it is necessary and appropriate for the protection of investors to immediately suspend the Company’s stock.

About IGC:

IGC has two lines of business, a legacy infrastructure business and a medical cannabis business that has developed a flagship product for Alzheimer’s patients. The Company recently announced that it will develop and commercialize a hemp/CBD infused energy drink. The company is based in Maryland, U.S.A. For more info, check our websites: www.igcinc.us and www.igcpharma.com and our Twitter @IGCIR.

Forward-looking Statements:

Please see forward looking statements as discussed in detail in IGC's Form 10K for fiscal year ended March 31, 2018, and in other reports filed with the U.S. Securities and Exchange Commission.

Contact:

Claudia Grimaldi

301-983-0998